Exhibit 99.1

ShotSpotter Reports Second Quarter 2020 Financial Results

Record Quarterly Revenues, Gross Profit and Adjusted EBITDA Highlight Business Model Resiliency and Increasing Demand for the Company’s Services

NEWARK, CA – August 6, 2020 – ShotSpotter, Inc. (NASDAQ: SSTI), the leader in acoustic gunshot detection and precision policing solutions that help law enforcement officials and security personnel prevent and reduce gun violence, today reported financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Financial and Operational Highlights

●	Revenues increased 10% to $11.3 million from $10.3 million for the second quarter of 2019.
●	Gross profit margin increased by 300 basis points to 61% from 58% for the second quarter of 2019.
●	Net income more than doubles to $866,000, an improvement from net income of $387,000 for the second quarter of 2019.
●	Adjusted EBITDA[1] increased 41% to record $3.4 million from $2.4 million for the second quarter of 2019.
●	Added 26 net new “go-live” square miles of coverage during the quarter with no attrition, bringing the total live miles to 761 at quarter end.
●	Repurchased 74,520 shares of common stock for an aggregate purchase price of $1.6 million.
●	Maintained a strong balance sheet with $25.8 million in cash and cash equivalents at the end of the quarter.
●	Full year 2020 revenue guidance narrowed to a range of $43.5 million to $45.5 million.
1	See the section below titled “Non-GAAP Financial Measures” for more information about Adjusted EBITDA, and its reconciliation to GAAP net income (loss).

Management Commentary

“The second quarter marked a solid step toward reestablishing our operational and financial momentum following the COVID-19 pandemic lockdown that temporarily suspended most of our sales and renewal activities,” said ShotSpotter CEO Ralph Clark. “Since late May, our customer facing teams have been relatively mobile, which has had a positive impact on both customer engagement and moving our opportunity pipeline forward. We successfully deployed 26 new miles in the second quarter, including new deployments in Springfield, Illinois, Albuquerque, the U.S. Virgin Islands and Monmouth County in New Jersey, as well as expansions in Cincinnati and New York City. These deployments, coupled with the fact that we experienced no attrition, helped drive several quarterly financial records in the second quarter, including revenues, gross profit and Adjusted EBITDA.

“Our success in the second quarter has carried into our current quarter. We booked Cleveland at the end of the second quarter and subsequent to the end of the quarter we have already booked Fort Lauderdale and have been selected to provide gunshot detection services to a portion of Broward County, which is the largest sheriff’s department in the state of Florida. These deals are fully staffed and projects that we expect to bring live later this year. Internationally, we were awarded a competitive tender bid with the municipality of Nelson Mandela Bay in South Africa. We believe this will strengthen our position to win additional contracts within our growing international pipeline. We believe this increased deal cadence reflects the effectiveness of our direct sales and marketing efforts as well as the positive effect of referrals we’re receiving from a growing list of existing customers, some of which describe our solutions as ‘indispensable’ to their operations.

“As violence remains a chronic and growing problem, public safety should continue to be top of mind for those who control and influence municipal budgets. ShotSpotter is a proven and cost-effective means of improving public safety and addressing gun violence. Given our attractive unit economics, solid balance sheet, and expanding scale and operational efficiency, we believe ShotSpotter not only remains resilient to the challenges of the current environment, but maintains a strong, profitable foundation on which to grow.”

Second Quarter 2020 Financial Results

Revenues for the second quarter of 2020 increased 10% to $11.3 million from $10.3 million for the same period in 2019. The increase in revenues reflects a significant increase in new live miles and customer renewals, including renewals in the second quarter that were delayed from the prior quarter.

Gross profit for the second quarter of 2020 increased 16% to $6.9 million (61% of revenues) from $6.0 million (58% of revenues) for the same period in 2019.

Total operating expenses for the second quarter of 2020 increased 6% to $6.0 million from $5.7 million for the same period in 2019. The increase in operating expenses was primarily due to increased insurance costs, legal fees and personnel-related costs.

Net income totaled $866,000 or $0.08 per basic share (based on 11.4 million basic weighted average shares outstanding) and $0.07 per diluted share (based on 11.7 million diluted weighted average shares outstanding), an improvement from net income of $387,000 or $0.03 per basic and diluted share (based on 11.4 million basic and 12.0 million diluted weighted average shares outstanding) for the same period in 2019.

Adjusted EBITDA for the second quarter of 2020 increased 41% to $3.4 million from $2.4 million in the same period last year.

2020 Financial Outlook

The Company is narrowing its full year revenue outlook to reflect greater visibility into the timing of adding new miles throughout the end of the year along with its continued success in minimizing attrition. For the full year of 2020, the company now expects revenues of $43.5 million to $45.5 million (previous guidance of $43 million to $46 million), with approximately 9% year-over-year revenue growth at the midpoint of the new range. The Company expects to remain GAAP profitable in both Q3 and Q4 as well as for the full year of 2020.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Conference Call

ShotSpotter will hold a conference call today (August 6, 2020) at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question and answer period.

Date: Tuesday, August 6, 2020

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

U.S. dial-in: 1-877-451-6152

International dial-in: 1-201-389-0879

Conference ID: 13706747

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.shotspotter.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ShotSpotter’s investor relations team at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day through September 6, 2020.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 13706747

Non-GAAP Financial Measures

Adjusted EBITDA: ShotSpotter discloses the following non-GAAP financial measure in this release and the earnings call referencing this press release: Adjusted EBITDA, which represents the company’s net income or loss before interest (income) expense, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for our solutions. In particular, the exclusion of these expenses in calculating adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted EBITDA also provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense because that expense often varies for reasons that are generally unrelated to financial and operational performance in any particular period. Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the Company and its stockholders, rather than to address operational performance for any particular period.

Adjusted EBITDA is not a measure calculated in accordance with GAAP. Accordingly, use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of ShotSpotter’s financial results as reported under GAAP. Some of these limitations are: (1) adjusted EBITDA does not reflect the potentially dilutive impact of equity-based compensation; and (2) other companies, including companies in our industry, may calculate adjusted EBITDA or similarly titled measures differently, which reduces the usefulness of the metric as a comparative measure. Because of these and other limitations, you should consider adjusted EBITDA alongside our GAAP-based financial performance measures, in particular net income or loss, and our other GAAP financial results.

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
GAAP net income	$866	$387	$879	$25
Less:
Interest income	(5)	(171)	(98)	(204)
Income taxes	(8)	22	(9)	40
Depreciation and amortization	1,345	1,245	2,712	2,402
Stock-based compensation expense	1,163	905	2,050	1,659
Adjusted EBITDA	$3,361	$2,388	$5,534	$3,922

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s business plans, the anticipated impact of the COVID-19 pandemic, international expansion, expectations regarding future sales and expenses, our ability to capitalize on market opportunities, the ability to achieve near and long-term growth and profitability objectives, anticipated timing and volume of customer contract renewals, and revenue and GAAP profitability guidance for full year 2020. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict,"

"may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all, the company’s ability to address the business and other impacts and uncertainties associated with the COVID-19 pandemic, maintain and increase sales; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; and the company’s ability to maintain and enhance its brand, as well as other risk factors included in the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter (NASDAQ: SSTI) provides acoustic gunshot detection and precision-policing solutions to help law enforcement officials and security personnel prevent and reduce gun violence and make communities, campuses and facilities safer. The company’s flagship product, ShotSpotter® Flex™, is the leading gunshot detection, location and forensic system trusted by over 100 cities. ShotSpotter® Missions™ uses artificial intelligence-driven analysis to dynamically direct patrol resources to areas of greatest risk and helps to improve officer accountability and deter crime. ShotSpotter has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contacts:

Matt Glover

Gateway Investor Relations

+1 (949) 574-3860

SSTI@gatewayir.com

JoAnn Horne

Market Street Partners

+1 (415) 445-3240

jhorne@marketstreetpartners.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$11,277	$10,260	$21,735	$19,853
Costs
Cost of revenues	4,353	4,277	8,695	8,281
Total costs	4,353	4,277	8,695	8,281
Gross profit	6,924	5,983	13,040	11,572
Operating expenses
Sales and marketing	2,321	2,439	4,837	5,068
Research and development	1,377	1,374	2,729	2,668
General and administrative	2,316	1,880	4,587	3,866
Total operating expenses	6,014	5,693	12,153	11,602
Operating income (loss)	910	290	887	(30)
Other income (expense), net
Interest income, net	5	171	98	204
Other expense, net	(57)	(52)	(115)	(109)
Total other income (expense), net	(52)	119	(17)	95
Income before income taxes	858	409	870	65
Provision (benefit) for income taxes	(8)	22	(9)	40
Net income	$866	$387	$879	$25
Net income per share, basic	$0.08	$0.03	$0.08	$0.00
Net income per share, diluted	$0.07	$0.03	$0.08	$0.00
Weighted average shares used in computing net income per share, basic	11,390,580	11,365,472	11,364,035	11,186,371
Weighted average shares used in computing net income per share, diluted	11,727,654	11,973,476	11,717,937	11,857,346

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$25,824	$24,550
Accounts receivable and contract asset	7,839	13,883
Prepaid expenses and other current assets	2,587	1,764
Total current assets	36,250	40,197
Property and equipment, net	16,273	16,556
Operating lease right-of-use asset	854	556
Goodwill	1,379	1,379
Intangible assets, net	231	249
Other assets	1,419	1,634
Total assets	$56,406	$60,571
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$869	$1,179
Deferred revenue, short-term	21,957	26,360
Accrued expenses and other current liabilities	3,795	4,885
Total current liabilities	26,621	32,424
Deferred revenue, long-term	351	598
Other liabilities	566	298
Total liabilities	27,538	33,320
Stockholders' equity
Preferred stock	—	—
Common stock	57	57
Additional paid-in capital	123,848	122,907
Accumulated deficit	(94,700)	(95,579)
Accumulated other comprehensive loss	(337)	(134)
Total stockholders' equity	28,868	27,251
Total liabilities and stockholders' equity	$56,406	$60,571